UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.        )

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Presto Automation Inc.
(Name of Registrant as Specified In Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following language appeared as “Item 1.01 Entry into a Material Definitive Agreement” and “Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” on the Current Report on Form 8-K of Presto Automation Inc. (the “Company”) filed with the Securities and Exchange Commission on November 21, 2023:

Item 1.01 Entry into a Material Definitive Agreement.

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Amended and Restated Governance Agreement

On November 16, 2023, the Company and certain significant shareholders entered into Amendment No. 1 to the existing Governance Agreement (“Amendment No. 1”) and then entered into an Amended and Restated Governance Agreement (the “A&R Governance Agreement”). Pursuant to Amendment No. 1 and the A&R Governance Agreement the following actions have been taken:

●	The maximum size of the board of directors has been increased from eight to nine directors.

●	The right of the Company’s former CEO to appoint a director was terminated.

●	The REMUS Stockholders (as defined in Amendment No. 1) were granted the right to appoint two directors in addition to their current right to designate one director. The two additional directors appointed are Tewfik Cassis and Sasha Hoffman and are each appointed in Class III which is subject to reelection in 2025. Scott Raskin will be moved from a Class III director to a Class II director, as further described below.

●	The one vacant board seat can be filled by the board of directors upon the recommendation of the Nominating and Governance Committee.

There was no other change to the current board membership or nomination rights.

The right of the REMUS Stockholders to nominate board members will decline if the REMUS Stockholders hold a lower number of the Company’s shares such that it shall be entitled to nominate a number of directors that is not greater than the aggregate percentage of the Company’s outstanding voting securities held by the REMUS Stockholders and any of their respective affiliates expressed as an integer calculated by rounding up such percent to the nearest whole number, in each case, at the time of such nomination.

Stockholder Agreement

On November 16, 2023, we entered into an agreement (the “Stockholder Agreement”) with KKG Enterprises LLC, an affiliate of the REMUS Stockholders, and CA, pursuant to which the Company agreed that it will not undertake the following actions for the next 12 months without their consent:

●	issue shares of the Company’s common stock or of the Company’s subsidiaries, or securities convertible into or exercisable for common stock, other than limited exceptions including in connection with the Company’s equity incentive plans, upon the exercise of warrants or convertible securities outstanding on the date of the agreement, issuances between the Company and its subsidiaries, and to the Company’s lenders in connection with debt financings and other transactions; or

●	hire or terminate the chief executive officer of the Company.

The foregoing veto rights terminate after 12 months after the date of the Stockholder Agreement or, with respect to either shareholder, when it and its affiliates hold less than 50% of the Company’s shares held on the date of the Stockholder Agreement.

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2023, the board increased the number of directors that constitute the entire board of directors from seven directors to nine directors and appointed Tefwik Cassis and Sasha Hoffman to the board of directors, effective as of the closing of the Offering. Both Mr. Cassis and Ms. Hoffman will serve as Class III directors with terms expiring at the Company’s 2025 annual meeting of stockholders. As a result of the foregoing appointments, Scott Raskin, who previously served as a Class III director, became a Class II director to more evenly balance the classes.

In addition, Mr. Cassis was appointed to the Nominating and Governance Committee, Ms. Hoffman was appointed to the Compensation Committee, and Krishna Gupta will replace Mr. Raskin on the Strategic Finance Committee.

Sasha Hoffman, 36, has served as a member of the Company’s board of directors since November 2023. Ms. Hoffman is currently an operating consultant with REMUS Capital, a technology-focused venture capital firm, a position that she has held since June 2023. Since 2019, Ms. Hoffman has also provided consultancy services for a variety of technology companies, including Thrasio Holdings, Inc., Zima International, Inc. (DBA: Dandy) and National Cycling League, Inc., where she focused on bringing new products to market, strategy and go-to-market. From January 2020 to May 2021, Ms. Hoffman was a Product Leader at Uber Technologies, Inc., where she led the rewards and subscriptions programs globally. From 2015 to August 2018, Ms. Hoffman was the Chief Operating Officer of the Fast Forward business unit at Piaggio & C. SpA., a motor vehicle manufacturer, where she oversaw the development and manufacturing of semi-autonomous robotic vehicles. Ms. Hoffman began her career as a technology investment banker at Goldman Sachs and Lehman Brothers. Ms. Hoffman holds a Bachelor of Arts degree in Business Economics and Accounting from the University of California, Los Angeles.

Tewfik Cassis, 35, has served as a member of the Company’s board of directors since November 2023. Previously, Mr. Cassis was the Chief Product Officer of Rain Financial, a regulated Crypto exchange in the Middle East from May 2022 to October 2023. Prior to that Mr. Cassis was the Director of Special Projects at Monzo Bank, overseeing commercial and product functions for the personal banking team, as well as working on product marketing and development at Meta Platforms, Inc. on the Commerce and Advertising teams from March 2017 to October 2021. Mr. Cassis is an active angel investor, focusing primarily in fintech, AI and mobility sectors and has previously founded and sold Daily Pnut in 2016. He also worked at McKinsey & Company as a Business Analyst from 2010 to 2013 and worked as an associate at Romulus Capital in 2008 to 2010, where he first met the team from Presto. Mr. Cassis holds a BSc in Management from MIT and an MBA from Harvard Business School.

There is no arrangement or understanding between either Mr. Cassis or Ms. Hoffman, on the one hand, and any other persons, on the other, pursuant to which such director was selected as a director of the Company. The Company is not aware of any transaction in which either Mr. Cassis or Ms. Hoffman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Both Mr. Cassis and Ms. Hoffman will be entitled to compensation for service on the board on the same basis as all other non-employee directors of the Company.

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